Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Spencer Gallien	Date	August 1, 2016
Telephone	+1 847-507-3579	Email	spencer.gallien@fleishman.com

JLL Income Property Trust
Acquires Grocery-Anchored Shopping Center in Scottsdale, Arizona
Chicago (August 1, 2016) - JLL Income Property Trust, an institutionally-managed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the acquisition of Silverstone Marketplace, a newly-constructed grocery-anchored neighborhood shopping center in the affluent Phoenix suburb of Scottsdale, Arizona. Anchored by the flagship location of national healthy grocery store Sprouts Farmers Market, the 78,000 square foot property is 100 percent leased to a variety of national and regional tenants with a weighted average remaining lease term of 10 years. The purchase price was approximately $47 million.

Phoenix has one of the strongest economies in the nation, ranking sixth out of 147 metros in LaSalle’s US Regional Economic Index report, with a diverse economy and population that is expected to grow at twice the national rate through 2020. The Scottsdale submarket is one of the most affluent areas in the country with median household incomes among the highest in the nation and with home values over double the Phoenix average.

Silverstone Marketplace is prominently located at the southeast corner of Scottsdale Road and Pinnacle Peak Road, two of the main north / south thoroughfares in North Scottsdale. The property is also in close proximity to a number of affluent master-planned communities as well as Scottsdale Airpark, the second-largest employment center in Arizona.

“This acquisition reflects our strategy to increase our portfolio’s allocation to high-quality, grocery-anchored centers in top nationally ranked retail markets. Scottsdale’s high discretionary income coupled with a growing population, and with Sprouts’ flagship store as our anchor, the property successfully caters to the demographic found in North Scottsdale,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “This is our seventh acquisition in the grocery-anchored retail format,” added Swaringen, “all in targeted retail locations rated in the top-quartile of LaSalle’s proprietary ranking of more than 40,000 grocery-anchored shopping centers. LaSalle’s ranking grades shopping centers based upon their surrounding population density, household income, and trade area competition. Highly rated centers like Silverstone Marketplace trigger a strong buy signal for us.”

JLL Income Property Trust is a daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.
###
About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
JLL Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.